Exhibit 107

Form 424B5

(Form Type)

Invesco Mortgage Capital Inc.

(Exact Name of Registrant as Specified in its Charter)

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum number of shares of that offering is 18,000,000 shares of common stock.